Exhibit 99.1

TEMPUR SEALY ANNOUNCES TERMINATION OF MATTRESS FIRM CONTRACTS

- Provides Update on Fourth Quarter and Full Year 2016 Financial Results

LEXINGTON, KY, JANUARY 30, 2017 – Tempur Sealy International, Inc. (NYSE: TPX, the “Company”) announced that during the week of January 23, 2017, senior management of Mattress Firm Holdings Corp. (“Mattress Firm”) and representatives of its parent Steinhoff International Holdings N.V. (“Steinhoff”), verbally notified the Company of its intent to terminate all of their contracts with the Company in the United States, if the Company did not agree to considerable changes to their agreements, including significant economic concessions. The Company engaged in discussions to facilitate a mutually agreeable supply arrangement with Mattress Firm. However, the parties were unable to reach an agreement, and the Company issued formal termination notices for all of the Company’s brands to Mattress Firm as of January 27, 2017. The Company anticipates it will cease doing business with Mattress Firm during the first quarter of 2017.

Chairman and CEO Scott Thompson commented, “Over the course of the week, we conducted discussions with representatives of Mattress Firm and Steinhoff, and we considered their request for a significant change in economic terms. Ultimately, we concluded that it was in the long-term interest of all of our stakeholders to terminate our contracts with Mattress Firm. This enables us to immediately reorient our employees and resources to support retail partners that exhibit a long-term commitment to Tempur Sealy’s brands.”

Thompson continued, “Tempur Sealy is the premium bedding leader, with the most recognized brands in the mattress sector and industry-leading product innovation. We remain committed to maintaining our leadership position and to collaborating with our strong global network of retail partners to create value for both our customers and our shareholders.”

The Company expects to report record financial results for the fourth quarter of 2016 and for the full year. For the fourth quarter 2016, the Company expects to report total net sales of approximately $770 million, a slight increase versus the prior year, GAAP net income of $61 to $63 million, and adjusted EBITDA(1) of $135 to $138 million.

For the full year 2016, the Company expects to report total net sales of approximately $3,127 million, a decrease of 1% versus the prior year, GAAP net income of $200 to $202 million, and adjusted EBITDA(1) of $519 to $522 million. The Company noted that this financial information is preliminary and is subject to among other things completion of the Company’s audited financial statements for 2016.

For the full year 2016, the Company’s net sales to Mattress Firm were approximately 21% on a worldwide basis which includes sales to HMK Mattress Holding, LLC (“Sleepy’s”). The Company’s sales to Mattress Firm declined approximately 11% in 2016 as compared to 2015, including sales to Sleepy’s in both years. As previously disclosed, Mattress Firm was acquired by Steinhoff in September 2016. All other Steinhoff-owned entities represented less than 0.5% of the Company’s total net sales in 2016.

Excluding sales to Mattress Firm and Sleepy’s, the Company expects that its net sales increased as compared to the prior year by approximately 4% and 2% in the fourth quarter and full year 2016, respectively.

As previously announced, Tempur Sealy is scheduled to report fourth quarter and full year 2016 financial results on February 16, 2017. The Company will hold a conference call to discuss those results at 8:00 a.m. Eastern Time.

Please refer to Footnotes at the end of this release.

(1)	This is a non-GAAP financial measure. Please refer to “Non-GAAP Financial Measures and Constant Currency Information” below.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding adjusted EBITDA, which is a non-GAAP financial measure, please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to “Constant Currency Information” included in the attached schedules.

Forward-looking Statements

This press release contains “forward-looking statements,” within the meaning of the federal securities laws, which include information concerning the termination of the relationship with Mattress Firm, anticipated financial results for the fourth quarter and full year 2016 and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “guidance,” “anticipates,” “projects,” “plans,” “proposed,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the termination of the relationship with Mattress Firm and the Company’s anticipated financial results for the fourth quarter and full year 2016. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the termination of the relationship with Mattress Firm, including any adverse impact on sales and profitability, and risks associated with the Company’s capital structure and debt level; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in product and channel mix and the impact on the Company’s gross margin; changes in interest rates; the impact of the macroeconomic environment in both the U.S. and internationally on the Company’s business segments; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the effects of consolidation of retailers on revenues and costs; changes in demand for the Company’s products by significant retailer customers; the Company’s ability to expand brand awareness, distribution and new products; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax, regulatory or investigation proceedings; changing commodity costs; the effect of future legislative or regulatory changes; and disruptions to the implementation of the Company’s strategic priorities and business plan caused by abrupt changes in the Company’s senior management team and Board of Directors.

Please refer to Footnotes at the end of this release.

Other potential risk factors include the risk factors discussed under the heading “Risk Factors” under ITEM 1A of Part 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. There may be other factors that may cause the Company’s actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International, Inc. develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many highly recognized brands, including TEMPUR®, Tempur-Pedic®, Sealy®, Sealy Posturepedic® and Stearns & Foster®. World headquarters for Tempur Sealy International, Inc. is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:

Aubrey Moore

Investor Relations

Tempur Sealy International, Inc.

800-805-3635

Investor.relations@tempursealy.com

Please refer to Footnotes at the end of this release.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(in millions)

The Company provides information regarding EBITDA and adjusted EBITDA, which are not recognized terms under GAAP and do not purport to be alternatives to net income and earnings per share as a measure of operating performance. The Company believes these non-GAAP measures provide investors with performance measures that better reflect the Company’s underlying operations and trends. The adjustments management makes to derive the non-GAAP measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP measure, but which management does not consider to be the fundamental attributes or primary drivers of its business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP measures include that these measures do not present all of the amounts associated with our results as determined in accordance with GAAP and these non-GAAP measures should be considered supplemental in nature and should not be construed as more significant than comparable measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP measures and a reconciliation to the nearest GAAP measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales or earnings or other historical financial information on a “constant currency basis”, which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Please refer to Footnotes at the end of this release.

EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income to EBITDA and adjusted EBITDA is below.

The following table sets forth the reconciliation of the Company’s anticipated GAAP net income to the calculations of EBITDA and adjusted EBITDA for the three months and twelve months ended December 31, 2016:

	Three Months Ended December 31, 2016
(in millions)	LOW	HIGH
GAAP net income	$61.4	$63.4
Interest expense	20.2	20.2
Income taxes	25.7	26.6
Depreciation and amortization	19.9	19.9

EBITDA	$127.2	$130.1
Adjustments:
Restructuring costs (1)	7.8	7.8

Adjusted EBITDA	$135.0	$137.9

	Year Ended December 31, 2016
(in millions)	LOW	HIGH
GAAP net income	$200.1	$202.1
Interest expense	85.2	85.2
Loss on extinguishment of debt (2)	47.2	47.2
Income taxes	85.9	86.8
Depreciation and amortization	89.5	89.5

EBITDA	$507.9	$510.8
Adjustments:
Restructuring costs (1)	7.8	7.8
Integration costs (3)	2.0	2.0
Executive management transition and retention compensation (4)	1.0	1.0

Adjusted EBITDA	$518.7	$521.6

Please refer to Footnotes at the end of this release.

Footnotes:

(1)	Restructuring costs represent costs associated principally with international headcount reduction and international store closures.
(2)	Loss on extinguishment of debt represents costs associated with the completion of a new credit facility and senior notes offering in the second quarter of 2016.
(3)	Integration costs represents costs, including legal fees, professional fees, compensation costs and other charges related to the transition of manufacturing facilities, and other costs associated with the continued alignment of the North America business segment related to the Sealy Acquisition.
(4)	Executive management transition and retention compensation represents certain costs associated with the transition of certain of the Company’s executive officers.

Please refer to Footnotes at the end of this release.